Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to this registration statement on Form N-1A (the "Registration Statement") of our report dated August 15, 2000, relating to the financial statements and financial highlights which appears in the June 30, 2000 Annual Report to Shareholders of The Preferred Group of Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




PricewaterhouseCoopers LLP
Boston, Massachusetts
October 26, 2000